Exhibit 99.1
Holly Corporation Announces Sale of Storage Facilities at Tulsa Refinery
DALLAS — October 20, 2009—Holly Corporation (“Holly”) (NYSE-HOC) and Plains All American Pipeline, LP (“Plains”) (NYSE-PAA) announced the sale to Plains of a portion of Holly’s crude oil petroleum storage, and certain refinery-related crude oil pipeline receiving facilities at Holly’s Tulsa refinery, acquired from Sunoco in June of this year. The purchase price was $40 million, which was paid in cash.
Pursuant to a related agreement between the parties, Holly will pay Plains a set amount per month for the exclusive use of the approximate 400,000 barrels of crude oil tankage Plains acquired as well as a fee for crude oil received by Holly through the crude oil pipeline receiving facilities purchased by Plains. Holly will maintain ownership of the remaining 2.8 million barrels of intermediate and finished petroleum product tankage that was acquired as part of Holly’s Tulsa refinery acquisition from Sunoco in June 2009.
In conjunction with the transaction, Holly and Plains have also contractually agreed to explore the use of Holly and Plains Tulsa storage facilities to capture crude oil contango profit opportunities that may arise given the facilities close proximity to Cushing, Oklahoma. Pursuant to a margin sharing agreement, Holly and Plains would equally share contango profits for crude oil purchased by Plains and delivered to the Tulsa facility for storage.
“We are extremely pleased with the Plains transaction. Plains, as a large mid-stream public Master Limited Partnership and one of the largest crude oil resellers in the country, is not only a more logical owner of these crude oil storage and pipeline facilities but also an ideal partner to explore value-creating uses of the extensive storage at our Tulsa facility,” said Matt Clifton, Chairman and CEO of Holly.
About Holly Corporation
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel and high value specialty lubricants. Holly operates through its subsidiaries a 100,000 barrel per stream day (“BPSD”) refinery located in Artesia, New Mexico, an 85,000 BPSD refinery located in Tulsa, Oklahoma, and a 31,000 BPSD refinery in Woods Cross, Utah. Also, a subsidiary of Holly owns an approximate 41% interest (which includes a 2% general partner interest) in Holly Energy Partners, L.P., which through subsidiaries owns or leases approximately 2,700 miles of petroleum product and crude oil pipelines in Texas, New Mexico, Utah and Oklahoma and tankage and refined product terminals in several Southwest and Rocky Mountain states.
The following is a ‘safe harbor’ statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are ‘forward-looking statements’ within the meaning of the federal securities laws, including, but not limited to, statements identified by the words “anticipate,” “believe,” “estimate,” “expect,”

“plan,” “intend,” “will” and “forecast,” and similar expressions and statements regarding our business strategy, plans and objectives for future operations. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future events or performance and involve certain risks and uncertainties. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward looking statements include the demand for and supply of crude oil and refined products; the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines; effects of governmental regulations and policies; the effectiveness of our capital investments and marketing strategies; our efficiencies in carrying out construction projects; our ability to complete and integrate the acquisition of the Sinclair refinery; and additional risks contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, contact:
Bruce R. Shaw, Senior Vice President & Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation/Holly Energy Partners
214-871-3555